Exhibit 18.1
April 22, 2021

Board of Directors
Whirlpool Corporation
2000 North M-63
Benton Harbor, MI 49022

Ladies and Gentlemen:

Note 1 of the Notes to the Consolidated Financial Statements of Whirlpool Corporation (the “Company”) included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2021 describes a change in the method of accounting for inventory valuation from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) valuation method for its United States inventories. There are no authoritative criteria for determining a ‘preferable’ inventory valuation method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2020, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,
/s/ Ernst & Young LLP
Chicago, Illinois